Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Daqo New Energy Corp., its subsidiaries and its variable interest entity (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated April 17, 2015, appearing in the Annual Report on Form 20-F of Daqo New Energy Corp. for the year ended December 31, 2014.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, People's Republic of China

July 8, 2015